EXHIBIT 4.7
THIS FINANCIAL ADVISOR WARRANT AGREEMENT AND THE SHARES OF COMMON STOCK AND OTHER WARRANT SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.
FINANCIAL ADVISOR WARRANT AGREEMENT
     This FINANCIAL ADVISOR WARRANT AGREEMENT (this “Warrant Agreement” or “Agreement”), dated June 11, 2009, is between GRAYMARK HEALTHCARE, INC., formerly Graymark Healthcare, Inc., an Oklahoma corporation (the “Company”), and VIEWTRADE SECURITIES, INC. (the “Financial Advisor”) (the Company and the Financial Advisor are sometimes referred to as the “parties” collectively and as a “party” individually).
W I T N E S S E T H:
     WHEREAS, the Financial Advisor agreed, pursuant to the Financial Advisor Agreement dated as June 11, 2009 (the “Financial Advisor Agreement”), between the Company and the Financial Advisor, to provide advisory services for a period of one year; and
          WHEREAS, the Company agreed pursuant to the Financial Advisor Agreement to issue to the Financial Advisor and/or persons associated with the Financial Advisor as those persons are defined in Rule 2710 of the NASDAQ Conduct Rules (the “Holder” or “Holders”), warrants (the “Warrants”) in certificated form to purchase 100,000 shares of the Company’s common stock (the “Warrant Shares”) becoming exercisable in cumulative monthly installments of 20,000 Warrant Shares at $2.05 per Share. The “Warrants” are also referred to as the “Warrants” and the “Warrant Shares” or the “Shares” are also referred to as the “Warrant Securities”;
     WHEREAS, this Agreement is entered into by the Company and the Financial Advisor as part of the compensation in connection with the Financial Advisor acting as Financial Advisor pursuant to the Financial Advisor Agreement;
     NOW, THEREFORE, in consideration of the premises, the agreements set forth in the Financial Advisor Agreement and this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Grant and Period.
     The above recitals are true and correct. This Agreement, relating to the purchase of the Warrant Securities, is entered into pursuant to the Financial Advisor Agreement between the Company and the Financial Advisor.
     Pursuant to this Agreement, the Holder is hereby granted the right to purchase from the Company up to the aggregate sum of 100,000 Warrant Shares in five equal monthly installments of 20,000 Warrant Shares commencing on the 15th day of July, August, September, October and
November 2009, unless the Financial Advisory Agreement shall be terminated in accordance with its terms before the applicable date on which the Warrant Shares become purchasable by the Holder. The Holder’s right to purchase the Warrant Securities or Warrant Shares pursuant to this Agreement shall terminate at 5:30 p.m., Eastern Time on July 15, 2014 (the “Expiration Time”). The initial purchase price per Company Share or for each of the Warrant Securities (subject to adjustment as provided in Sections 4, 5 and 6) shall be $2.05 each (the “Warrant Price”), subject to the terms and conditions of this Agreement.
     Except as specifically otherwise provided in this Agreement, the Warrant Shares shall bear the same terms and conditions as designated in the Company’s Certificate of Incorporation and any amendments thereto, and the Holders shall not be provided any registration rights and the Company shall not have any obligation to register the Warrants or the Warrant Shares (or Warrant Securities) under the Securities Act of 1933, as amended (the “Act”).
     2. Method of Exercise; Payment; Issuance of New Warrants; Transfer and Exchange.
          (a) Time of Exercise. The Warrants that become exercisable pursuant to this Agreement may be exercised in whole or in part on or before the Expiration Time.
          (b) Method of Exercise. The Holder of a Warrant Certificate may exercise the Warrants, in whole or in part, by the surrender of the Warrant Certificate (with the exercise form attached hereto duly executed) at the principal office of the Company, and by the payment to the Company of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of shares of Warrant Stock with respect to which the Warrants is then being exercised, payable at such Holder’s election (i) by certified or official bank check or by wire transfer to an account designated by the Company, (ii) by “cashless exercise” in accordance with the provisions of Section 2(c), or (iii) by a combination of the foregoing methods of payment selected by the Holder of the Warrant Certificate.
          (c) Cashless Exercise. Notwithstanding any provisions herein to the contrary, following the Original Issue Date, if the Per Share Market Value of one share of Common Stock is greater than the Warrant Price (at the date of exercise), in lieu of exercising the Warrants by payment of cash, the Holder may exercise the Warrants by a cashless exercise and shall receive the number of shares of Common Stock equal to an amount (as determined below) by surrender of the Warrant Certificate at the principal office of the Company, properly endorsed in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X	=	Y(A-B)
A
Where			X =	the number of shares of Common Stock to be issued to the Holder.

			Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

			A =	the Per Share Market Value of one share of Common Stock.

			B =	the Warrant Price.
          (d) Issuance of Stock Certificates. In the event of any exercise of the Warrants in accordance with and subject to the terms and conditions hereof and the Warrant Certificate, (i) certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding five (5) calendar days after the exercise notice is delivered to the Company (the “Delivery Date”) or, at the request of the Holder

(provided that a registration statement under the Securities Act providing for the resale of the Warrant Stock is then in effect), issued and delivered to the Broadridge Financial (formerly Depository Trust Company) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) within a reasonable time, and the Holder hereof shall be deemed for all purposes to be the holder of the shares of Warrant Stock so purchased as of the date of such exercise and (ii) unless the Warrants have expired, a new Warrant Certificate representing the number of shares of Warrant Stock, if any, with respect to which the presented Warrant Certificate shall not then have been exercised (less any amount thereof which shall have been canceled in payment or partial payment of the Warrant Price as hereinabove provided) shall also be issued to the Holder hereof at the Company’s expense within such time.
          (e) Transferability of Warrants. Subject to Section 2(f) hereof, the Warrants may be transferred by a Holder only with the prior written consent of the Company, which consent will not be unreasonably withheld. If transferred pursuant to this section, the Warrants may be transferred on the books of the Company by the Holder hereof upon surrender of the Warrant Certificate at the principal office of the Company, properly endorsed by the Holder and upon payment by the Holder of any necessary transfer tax or other governmental charge imposed upon such transfer. The Warrant Certificates are exchangeable at the principal office of the Company for Warrant Certificates to purchase the same aggregate number of shares of Warrant Stock, each new Warrant Certificate to represent the right to purchase such number of shares of Warrant Stock as the Holder of the Warrant Certificate shall designate at the time of such exchange. All Warrant Certificates issued on transfers or exchanges shall be dated the date of this Agreement and shall be identical to the presented Warrant Certificate except as to the number of shares of Warrant Stock issuable pursuant thereto.
          (f) Compliance with Securities Laws.
               (i) The Holder of a Warrant Certificate, by acceptance hereof, acknowledges and agrees that the Warrant Certificate and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment purposes only and not with a view to the resale or distribution of any part thereof, and that the Holder will not offer, sell or otherwise dispose of the Warrants or any shares of Warrant Stock to be issued upon the exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws. The Holder represents and warrants to the Company that the Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
               (ii) Except as provided in Section 2(f)(iii) below, the Warrants and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:
THIS WARRANT CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES

UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.
               (iii) Subject to the satisfaction of the conditions set forth in this Section 2(f)(iii), the Company agrees to reissue Warrant Certificates or certificates representing any of the Warrant Stock, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Holder shall give written notice to the Company describing the manner and terms of such transfer. Such proposed transfer will not be effected until:
          (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Securities and Exchange Commission (of which the Company shall not be obligated to do so) and has become effective under the Securities Act, or (iii) the Holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; or
          (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder as soon as is practicable, but in no event later than five (5) business days after the Company’s receipt of such notice. In the case of any proposed transfer under this Section 2(f)(iii), the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company.
               The restrictions on transfer contained in this Section 2(f)(iii) shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Notwithstanding any other provision in this Agreement, the Company shall not be obligated to register the Warrant Stock under the Securities Act or under any state securities act or laws. Furthermore, the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any state or other jurisdiction, nor shall the officers, directors and five percent (5%) or greater shareholders be required to deposit in escrow and securities of the Company owned by them or subject such securities to any form of lockup arrangement in connection with any registration of the Warrant Stock. The Company shall use its good faith reasonable efforts to cause such Warrant Stock covered by such registration statement to be registered with or approved by such other governmental agencies or authorities of the United States or any state thereof as may be reasonably necessary to enable the Holder or Holders thereof to consummate the disposition of such Warrant Stock.

3.	Stock Fully Paid; Reservation of Shares; Covenants.
          (a) Stock Fully Paid; Reservation of Shares. The Company represents, warrants, covenants and agrees that all shares of Warrant Stock that may be issued upon the exercise of the Warrants or otherwise hereunder will, when issued in accordance with the terms of this Agreement and the Warrant Certificates, be duly authorized, validly issued, fully paid and non-assessable and free from all liens and encumbrances created by or through the Company, other than those imposed by applicable federal or state securities laws. The Company further covenants and agrees that during the period within which the Warrants may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of the Warrants a number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the aggregate number of shares of Common Stock required to provide for the exercise of the Warrants.
          (b) Covenants. The Company shall not by any action, including, without limitation, amending its Certificate of Incorporation or the by-laws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement. Without limiting the generality of the foregoing, the Company will (i) not permit the par value, if any, of its Common Stock to exceed the then effective Warrant Price, (ii) not amend or modify any provision of its Certificate of Incorporation or by-laws in any manner that would adversely affect the rights of the Holders of the Warrant Certificates, (iii) take all such action as may be reasonably necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Company Common Stock, free and clear of any liens and encumbrances (other than as provided herein) upon the exercise of the Warrants, and (iv) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Company to perform its obligations under this Agreement.
          (c) Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.
     4. Effect of Reorganization, Etc.
          (a) Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (i) effect a reorganization, (ii) consolidate with or merge into any other Person, or (iii) transfer all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder, on the exercise hereof at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive (from the surviving entity or the parent of the surviving entity in a reorganization, consolidation or merger), in lieu of the Warrant Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property to which such Holder would have been entitled upon the consummation of such reorganization, consolidation or merger (the amount of which shall be computed on the basis of the actual exchange ratio on which such transaction was predicated) or in connection with such dissolution, as the case may be, if such Holder had so exercised the Warrants, immediately prior thereto.
          (b) Assumption of Warrant; Continuation of Terms. Upon any reorganization,

consolidation, merger or transfer referred to in this Section 4, this Agreement shall be assumed by the surviving entity or the parent of the surviving entity (as applicable) in any such reorganization, consolidation or merger (as applicable), shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of the Warrants after the consummation of such reorganization, consolidation or merger, as the case may be, and shall be binding upon the Company of any such stock or other securities, including, in the case of any such transfer, the Person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Agreement.
     5. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock issued by the Company (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Warrant Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Warrant Price then in effect. The Warrant Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 5. The number of shares of Warrant Stock that the Holder shall thereafter, on the exercise hereof as provided in Section 2, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Warrant Stock that would otherwise (but for the provisions of this Section 5) be issuable on such exercise by a fraction of which (a) the numerator is the Warrant Price that would otherwise (but for the provisions of this Section 5) be in effect, and (b) the denominator is the Warrant Price in effect on the date of such exercise (taking into account the provisions of this Section 5). Notwithstanding the foregoing, in no event shall the Exercise Price be less than the par value of the Common Stock.
6.	Issuance of Additional Shares of Common Stock.
          (a) In the event the Company shall at any time following the Original Issue Date issue any Additional Shares of Common Stock (otherwise than as provided in Section 4 and 5,and other than in connection with the purchase or acquisition of the assets, other than cash and cash equivalents, of another Person), at a price per share less than the Warrant Price then in effect or without consideration (a “Dilutive Issuance”), then the Warrant Price upon each such issuance shall be adjusted to that price determined in accordance with the following formula:

Adjusted Warrant Price = (OS x WP) + NI OS
+ NS

Where:	OS = Outstanding shares of Common Stock prior to the Dilutive Issuance.

WP = Warrant Price in effect prior to the Dilutive Issuance.

NI = Aggregate consideration received by the Company upon the Dilutive Issuance in dollars.

NS = Number of Additional Shares of Common Stock issued in the Dilutive Issuance.

          (b) No Adjustment for Exercise of Common Stock Equivalents. No adjustment of the number of shares of Common Stock for which the Warrants shall be exercisable shall be made under Section 6(a) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefor) pursuant to Section 6(c).
          (c) Issuance of Common Stock Equivalents. If at any time the Company shall issue or sell any Common Stock Equivalents, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the aggregate price per share for which Common Stock is issuable upon such conversion or exchange plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”) shall be less than the Warrant Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Common Share Price be less than the Warrant Price in effect at the time of such amendment or adjustment, then the Warrant Price upon each such issuance or amendment shall be adjusted as provided in Section 6(a). No further adjustment of the Warrant Price then in effect shall be made under this Section 6(c) upon the issuance of any Common Stock Equivalents which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to this Section 6(c). No further adjustments of the Warrant Price then in effect shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Common Stock Equivalents.
          (d) Superseding Adjustment. If, at any time after any adjustment of the number of shares of Common Stock for which the Warrants are exercisable and the Warrant Price then in effect shall have been made pursuant to Section 6(c) as the result of any issuance of Common Stock Equivalents, and (i) such Common Stock Equivalents, or the right of conversion or exchange in such Common Stock Equivalents, shall expire, and all or a portion of such or the right of conversion or exchange with respect to all or a portion of such Common Stock Equivalents, as the case may be, shall not have been exercised, or (ii) the consideration per share for which shares of Common Stock are issuable pursuant to such Common Stock Equivalents shall be increased, then such previous adjustment shall be rescinded and annulled and the Additional Shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Upon the occurrence of an event set forth in this Section 6(d), there shall be a recomputation made of the effect of such Common Stock Equivalents on the basis of: (i) treating the number of Additional Shares of Common Stock theretofore actually issued pursuant to the previous exercise of Common Stock Equivalents or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and (ii) treating any such Common Stock Equivalents which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which Additional’ Shares of Common Stock are issuable under such Common Stock Equivalents; whereupon a new adjustment of the number of shares of Common Stock for which the Warrants are exercisable and the Warrant Price then in effect shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.
     7. Other Provisions applicable to Adjustments under Sections 4, 5 and 6. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock for which the Warrants are exercisable and the Warrant Price then in effect provided for in Sections 4, 5 and 6:

          (a) Computation of Consideration. (i) To the extent that any Additional Shares of Common Stock or any Common Stock Equivalents (or any warrants or other rights therefor) shall be issued for cash consideration, the consideration received by the Company therefor shall be (1) the amount of the cash received by the Company therefor, or, (2) if such Additional Shares of Common Stock or Common Stock Equivalents are offered by the Company for subscription, the subscription price, or, (3) if such Additional Shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and without taking into account any compensation, discounts or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issuance thereof).
          (ii) In connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board, of such portion of the assets and business of the non-surviving corporation as the Board may determine to be attributable to such shares of Common Stock or Common Stock Equivalents, as the case may be.
          (iii) The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants or other rights plus the additional consideration payable to the Company upon exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Common Stock Equivalents shall be the consideration received by the Company for issuing warrants or other rights to subscribe for or purchase such Common Stock Equivalents, plus the consideration paid or payable to the Company in respect of the subscription for or purchase of such Common Stock Equivalents, plus the additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange in such Common Stock Equivalents.
          (iv) In the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.
          (v) In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 7(a) shall be allocated among such securities and assets as determined in good faith by the Board.
          (b) When Adjustments to Be Made. The adjustments required by Section 4, 5 or 6 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the number of shares of Warrant Stock for which the Warrants are exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than one percent (1% ) of the shares of Warrant Stock for which the Warrants are exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
          (c) Fractional Interests. In computing adjustments under Sections 4, 5 and 6, fractional interests in Common Stock shall be taken into account to the nearest one one-hundredth (1/100th) of a share.
          (d) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
          (e) Form of Warrant after Adjustments. The form of the Warrant Certificate need not be changed because of any adjustments in the Warrant Price or the number and kind of Securities purchasable upon the exercise of the Warrants evidenced by the Warrant Certificate; however, all Warrant Certificates issued by the Company subsequent to any adjustments under Section 4, 5 or 6 shall reflect such adjustments.
     8. Notice of Adjustments. Whenever the Warrant Price or number of shares of Warrant Stock shall be adjusted pursuant to Sections 4, 5 and 6 hereof (for purposes of this Section 8, each an “adjustment”), the Company shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of the Warrant Certificates promptly after each adjustment. Absent manifest error, such certificate shall be final and binding on the parties hereto and the Holders.
     9. Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereof; however in lieu of such fractional share, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.
10.	Ownership Cap and Certain Exercise Restrictions.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, at no time may a Holder of the a Warrant Certificate exercise the Warrants evidenced thereby if the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% or 9.99%, as may be applicable at that time, of the then issued and outstanding shares of Common Stock; provided, however, that upon a Holder of the Warrants providing the Company with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 10(a) with regard to any or all shares of Common Stock issuable upon exercise of the Warrants, this Section 10(a) will be of no force or effect with regard to all or a portion of the Warrants referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the date of the Expiration Time.

          (b) The Holder may not exercise the Warrants to the extent such exercise would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon exercise of the Warrant held by the Holder after application of this Section; provided, however, that upon the Holder providing the Company with a Waiver Notice that such Holder would like a waiver this Section 10(b) with regard to any or all shares of Warrant Stock issuable upon exercise of the Warrant, this Section 10(b) shall be of no force or effect with regard to those shares of Warrant Stock referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the date of the Expiration Time.
     11. Call. Omitted.
     12. Definitions. For the purposes of this Agreement, the following terms have the following meanings:
          “Additional Shares of Common Stock” means all shares of Common Stock issued by the Company after the Original Issue Date, and all shares of Other Common, if any, issued by the Company after the Original Issue Date, except: (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Original Issue Date (iii) the Warrant Stock, (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (v) Common Stock issued or the issuance or grants of non-plan options to purchase Common Stock to consultants, directors and/or employees that have been approved by the Board, (vi) securities issued pursuant to, and/or in connection with, a bona fide firm underwritten public offering of the Company’s securities, (vii) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (vi) above.
          “Board” shall mean the Board of Directors of the Company.
          “Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.
          “Certificate of Incorporation” means the Certificate of Incorporation of the Company as in effect on the Original Issue Date, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.
          “Common Stock” means the Common Stock, $0.0001 par value per share, of the Company and any other Capital Stock into which such stock may hereafter be changed.
          “Common Stock Equivalent” means any Convertible Security or warrant, option or other right to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Security.
          “Convertible Securities” means evidences of Indebtedness, shares of Capital Stock or other Securities which are or may be at any time convertible into or exchangeable for Additional Shares of Common Stock. The term “Convertible Security” means one of the Convertible Securities.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect.
          “Expiration Time” has the meaning specified in Section 1 hereof.
          “Holders” mean the Persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.
          “Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or the Holder of any Warrant.
          “Company” means Graymark Healthcare, Inc., an Oklahoma corporation, and its successors.
          “Majority Holders” means at any time the Holders of Warrants exercisable for a majority of the shares of Warrant Stock issuable under the Warrants at the time outstanding.
          “NASDAQ” means capital markets of The NASDAQ Stock Market, Inc.
          “Original Issue Date” means June 11, 2009.
          “OTC Bulletin Board” means the over-the-counter electronic bulletin board.
          “Other Common” means any other Capital Stock of the Company of any class which shall be authorized at any time after the Original Issue Date (other than Common Stock) and which shall have the right to participate in the distribution of earnings and assets of the Company without limitation as to amount.
          “Person” means an individual, a corporation, a limited liability company, partnership, a joint stock company, a trust, an unincorporated organization, a joint venture, an enterprise having members or having outstanding shares of stock or other evidences of financial or beneficial interest therein (whether formed by agreement or under statutory authority or otherwise), a Governmental Authority, or other entity of whatever nature.
          “Per Share Market Value” means on any particular date (a) the reported closing sale price per share of the Common Stock on such date on the OTC Bulletin Board, NASDAQ or another registered national stock exchange on which the Common Stock is then quoted or listed, or if there is no such price on such date, then the reported closing sale price on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board, NASDAQ or any registered national stock exchange, the average of the closing bid and asked prices for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board, NASDAQ or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the OTC QX quotes for the five (5) trading days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser mutually agreed upon (in good faith) by the Majority Holders and the Board; provided, however, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Company determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties.
          “Public Company” means the Company or the successor of the Company subject to the reporting requirements of the Exchange Act.
          “Securities” means any debt or equity securities of the Company, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “Security” means one of the Securities.
          “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.
          “Warrant Price” initially refers to the price specified in Section 1 hereof, as such price may be adjusted from time to time as shall result from the adjustments specified in this Agreement, including Sections 4, 5 and 6 hereto.
          “Warrant Stock” means Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.
13.	Other Notices. In case at any time:
          (a) the Company shall make any distributions to the holders of Common Stock; or
          (b) the Company shall authorize the granting to all holders of its Common Stock of rights to subscribe for or purchase any shares of Capital Stock of any class or other rights; or
          (c) there shall be any reclassification of the Capital Stock of the Company; or
          (d) there shall be any capital reorganization by the Company; or
          (e) there shall be any (i) consolidation or merger involving the Company or (ii) sale, transfer or other disposition of all or substantially all of the Company’s property, assets or business (except a merger or other reorganization in which the Company shall be the surviving corporation and its shares of Capital Stock shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned subsidiary); or
          (f) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company or any partial liquidation of the Company or distribution to holders of Common Stock;
then, in each of such cases, the Company shall give written notice to the Holder of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given at least twenty (20) days prior to the action in question and not less than ten (10) days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto. Except as otherwise specifically provided herein, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which the Holder shall then be entitled to receive upon the due exercise of the Warrants.
     14. Amendment and Waiver. Any term, covenant, agreement or condition in this Agreement may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Majority Holders; provided, however, that no such amendment or waiver shall reduce the Warrant Share Number, increase the Warrant Price, shorten the period that the Warrants are exercisable, or modify any provision of this Section 14 without the consent of the Holders. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of this Warrant unless the same consideration is also offered to all Holders of the Warrant Certificates.
     15. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted. The Company and the Holder agree that venue for any dispute arising under this Agreement or the Warrant Certificate will lie exclusively in the state or federal courts located in Oklahoma County, Oklahoma, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Oklahoma is not the proper venue. The Company and the Holder irrevocably consent to personal jurisdiction in the state and federal courts of the state of Oklahoma. The Company and the Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 15 shall affect or limit any right to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.
     16. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
Attention: Chief Executive Officer
Tel. No.: (405) 601-5300 Fax
No.: (405) 601-4450

If to Financial Advisor:	ViewTrade Securities, Inc.
7280 West Palmetto Park Road, Suite 105
Boca Raton, Florida 33433
Attention: Brian Herman
Tel. No.: (561) 620-0306
Fax No.: (561) 338-6206

If to the registered Holder:	the address of such Holder as shown on the books of the Company.
     Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto or in the case of a Holder, by giving written notice to the parties hereto.
     17. Warrant Agent. The Company may, by written notice to each Holder of the Warrant Certificates, appoint an agent for the purpose of issuing shares of Warrant Stock on the exercise of the Warrants pursuant to Section 2 hereof, exchanging the Warrant Certificates pursuant to Section 2 hereof or replacing Warrant Certificates pursuant to Section 3 hereof, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.
     18. Remedies. The Company stipulates that the remedies at law available to the Holder of a Warrant Certificate in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Agreement or the Warrant Certificate are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
     19. Successors and Assigns. This Agreement and the Warrant Certificates and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, the Holder hereof and (to the extent provided herein) the Holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Stock.
     20. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Agreement, but this Agreement shall be construed as if such unenforceable provision had never been contained herein.
     20. Headings. The headings of the Sections of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.
     (SIGNATURES ON FOLLOWING PAGE)

     IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.

GRAYMARK HEALTHCARE, INC.
By:
Stanton Nelson
Chief Executive Officer

VIEWTRADE SECURITIES, INC.
By:
Name:
Title:

GRAYMARK HEALTHCARE, INC.
WARRANT CERTIFICATE
THIS WARRANT CERTIFICATE AND THE SHARES OF COMMON STOCK AND OTHER WARRANT SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.
EXERCISABLE ON OR BEFORE 5:30 P.M, EASTERN TIME ON MAY 15, 2014 (“Expiration Time”)

NO. 2009 FAW-______	____________Financial Advisor Warrants
This Warrant Certificate certifies that                                                              , or registered assigns (the “Holder”), is the registered holder of ______ Financial Advisor Warrants of Graymark Healthcare, Inc. (the “Company”). The Holder has the right to purchase initially, at any time, twenty percent (20%) of the Warrant Shares for which the Financial Advisory Warrants are exercisable on the 15th day of June, July, August, September and October of 2009, on a cumulative basis, subject to the terms and conditions of the Financial Advisory Warrant Agreement dated May ___, 2009 (the “Warrant Agreement”) , until 5:30 p.m. Eastern Time on May 15, 2014 (“Expiration Time”), for $2.05 per share the Company’s Common Stock at the initial exercise price, subject to adjustment in certain events (the “Exercise Price”).
Any exercise of Financial Advisor Warrants shall be effectuated by surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Warrant Agreement. Payment of the Exercise Price shall be made by certified check or official bank check in New York Clearing House funds payable to the order of the Company in the event there is no cashless exercise pursuant to Section 2(c) of the Warrant Agreement. The Financial Advisor Warrants are also referred to as “Warrants”.
No Warrant may be exercised after the Expiration Time, at which time all Warrants evidenced hereby, unless exercised prior thereto, hereby shall thereafter be void.
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation or rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants.
The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type and/or number of the Company’s securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the Holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the Holder as set forth in the Warrant Agreement.
Upon due presentment for registration or transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.
Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the Holder hereof a new Warrant Certificate representing such number of unexercised Warrants.
The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.
All terms used in this Warrant Certificate which are defined in the Financial Advisor Warrant Agreement shall have the meanings assigned to them in the Financial Advisor Warrant Agreement.
IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed.

Dated as of __________, 200__	GRAYMARK HEALTHCARE, INC.

Attest:	By:

Stanton Nelson, Chief Executive Officer

Mark R. Kidd, Secretary

EXERCISE OR ASSIGNMENT
(To be signed only upon exercise or assignment of the Warrants)

TO:	Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
PARTIAL OR FULL CASH EXERCISE: The undersigned hereby irrevocably elects to exercise the purchase right provided by this Warrant Certificate for, and to purchase hereunder,                      shares of Warrant Shares, and herewith makes payment of $                     therefor, and requests that the certificates for such securities be issued in the name of, and delivered to,                                         , whose address is                                                             , all in accordance with the Financial Advisor Warrant Agreement and this Warrant Certificate.
PARTIAL OR FLL CASHLESS EXERCISE: The undersigned hereby irrevocably elects the cashless exercise of the purchase right provided by this Warrant Certificate for, and to purchase hereunder,                      Warrant Shares in accordance with the formula provided at Section 2(c) of the Warrant Agreement. The undersigned requests that the certificates for such securities be issued in the name of, and delivered to,                                                                            , whose address is,                                                             , all in accordance with the Warrant Agreement and this Warrant Certificate.
FORM OF ASSIGNMENT: FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Print name and address of transferee)
this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                          Attorney, to transfer the within Warrant Certificate on the books of the, with full power of substitution.
Dated:                     , 20___

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

(Address)

(Social Security Number or Tax Identification Number)